Exhibit 5.1

June 13, 2019

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

Ladies and Gentlemen:

We have acted as counsel to APX Group, Inc., a Delaware corporation (the “Company”), APX Group Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), and the subsidiaries of the Company listed on Schedule I to this opinion letter (together with the Parent Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $225,000,000 aggregate principal amount of 8.500% Senior Secured Notes due 2024 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of May 10, 2019 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent. The Exchange Securities and the Exchange Guarantees will be offered by the Company and the Guarantors in exchange for up to $225,000,000 aggregate principal amount of the Company’s outstanding 8.500% Senior Secured Notes due 2024, guaranteed by the Guarantors.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security and Exchange Guarantee set forth therein), which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact

APX Group, Inc.	June 13, 2019

upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinions set forth below, we have assumed further that (1) each of the Guarantors listed on Schedule II (each, a “Schedule II Guarantor”) is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Indenture, the Exchange Securities and the Exchange Guarantees, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by each Schedule II Guarantor of the Indenture, the Exchange Securities and the Exchange Guarantees, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law) and (3) the execution, issuance, delivery and performance by the Company and each Guarantor of the Indenture, the Exchange Securities and the Exchange Guarantees, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or any such Guarantor.

APX Group, Inc.	June 13, 2019

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.    When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 13.08 of the Indenture or (ii) Section 13.13 of the Indenture relating to the severability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York, and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Guarantors

Subsidiary	Jurisdiction of Organization
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware
Farmington IP LLC	Delaware
IPR LLC	Delaware
Smartrove Inc.	Delaware
Space Monkey, LLC	Delaware
Vivint FireWild, LLC	Delaware
Vivint Group, Inc.	Delaware
Vivint Louisiana LLC	Louisiana

SCHEDULE II

Non-Delaware Guarantors

Subsidiary	Jurisdiction of Organization
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
Vivint Louisiana LLC	Louisiana